UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Philip Morris International Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Dear Philip Morris International Shareholder,

This letter addresses an advisory report issued by the proxy advisory firm Institutional Shareholder Services (“ISS”) on April 19, 2023, regarding the 2023 Annual Meeting of Shareholders of Philip Morris International Inc. (“PMI” or the “Company”) scheduled for May 3, 2023. In its report, ISS recommends that our shareholders vote against the advisory vote approving executive compensation (also known as “say-on-pay”) because of ISS’ belief that the Compensation and Leadership Development Committee (the “Committee”) did not adequately respond to the 69.995% support for the say-on-pay vote at the 2022 Annual Meeting of Shareholders. We strongly disagree with ISS’s recommendation for the reasons outlined below.

For the reasons detailed below and in our Proxy Statement, we believe that our compensation program is thoughtfully designed with the best interests of all stakeholders in mind. We are furnishing this supplement to provide additional information and clarification relative to the concerns raised by ISS.

We recommend shareholders vote FOR Proposal Two - the advisory vote approving executive compensation.

Negative Vote Recommendation by ISS

It is important to clarify the crux of the reason for ISS’ recommendation. To be clear, it is not based on a misalignment or excessive pay practices. In its advisory report, ISS noted a low concern related to the pay-for-performance evaluation, stating: “CEO pay and company performance are reasonably aligned for the year in review.” Further, the report stated that, as of April 18, 2023, PMI earned the highest possible ISS Governance QualityScore rating for its compensation program, ranking in the top 10% of the comparison group.

Despite pay for performance alignment and a top QualityScore rating, ISS recommended that shareholders vote against say-on-pay based on the following conclusion:

“...there are concerns regarding the committee's response to last year's low say-on-pay vote result, as the committee demonstrated only a limited degree of responsiveness which falls short of an adequate response. The company engaged with shareholders and disclosed some feedback and concerns, and in response said it would "consider the feedback and concerns that were raised when making future compensation decisions, especially when it comes to separation arrangements with departing executives". However, the committee did not demonstrate concrete actions taken to address shareholder feedback with respect to the problematic severance payment. Given that the committee's responsiveness is limited, support for the say-on-pay proposal is not warranted.”

PMI’s Response

We strongly disagree with ISS’s conclusion and the basis for its recommendation to shareholders. After receiving at least 91% approval of our say-on-pay proposal each year from 2016 to 2021, the Committee fully appreciated the need to engage with and respond to the concerns of our shareholders when say-on-pay received the support of approximately 70% of votes cast last year.

As discussed in our Proxy Statement, in response to last year’s say-on-pay result, we conducted a robust engagement campaign with shareholders to better understand investor concerns with our executive compensation program and the reasons for the lower vote in 2022. These efforts were led by PMI management under the guidance and at the direction of the Committee. We contacted shareholders representing approximately 40% of our total shares outstanding and invited them to participate in calls to discuss our executive compensation programs. Shareholders representing approximately 20% of our outstanding shares accepted our offer to provide feedback.

Notably, these engagements confirmed the support of investors for our executive compensation program and practices as a whole. Investors were also generally complimentary of our specific plan designs and expressed the view that the metrics used for our annual Incentive Compensation awards and performance share units were both appropriately aggressive and well aligned with our long-term business plan.

Some of the shareholders we spoke with shared the concern cited by ISS when it recommended shareholders vote against our 2022 say-on-pay proposal. That concern related to severance payments made to a former executive upon his departure from the Company that ISS considered excessive and problematic based on the fact that the Company paid severance to such executive whose separation was described as a retirement in the 2022 Proxy Statement. While shareholders recognized the need for severance arrangements in certain situations, only one investor expressed a view that severance payments should not be made in any situation.

The Committee understands the concerns related to the severance payment to our former executive and will take shareholder expectations into serious consideration when structuring future severance arrangements. As we stated in our Proxy Statement:

“The Committee decided not to implement any substantial changes to the program at this time but will consider the feedback and concerns that were raised when making future compensation decisions, especially when it comes to separation arrangements with departing executives.” [emphasis added]

The Committee did not make any substantial changes to our existing compensation program because our current program does not include any policies or arrangements that, in the absence of a substantial change or a volitional action taken by the Committee, would result in a problematic severance payment. ISS, in its report, agrees that our existing severance and change-in-control arrangements are not problematic, assigning them a “Low” level of concern designation.

Based on last year’s vote outcome, the shareholder feedback collected through our outreach campaign, and the absence of existing policy that could automatically lead to a severance payment similar to the 2021 separation that raised concerns last year, the Committee determined that the appropriate response to shareholder concerns would be to take them into account when making separation arrangements and severance payments going forward, which it publicly stated it would do in the Proxy Statement.

In light of the additional disclosures provided here, we hope ISS will reconsider its recommendations, which are inconsistent with the Board’s clear and direct engagement and the isolated focus of stockholder concerns.

FOR Vote Recommendation by Glass Lewis

We also note that the proxy advisory firm, Glass Lewis, has recommended that shareholders vote FOR the advisory vote approving executive compensation.

Our Compensation Programs are Effective

Our executive compensation program supports our business, financial, and strategic objectives. We urge shareholders to vote FOR this year’s say-on-pay proposal, and would emphasize that there is general agreement, including by ISS, that our pay programs are well designed from a pay-for-performance perspective and support shareholder value creation over the long term. We also believe that our compensation programs and Company priorities have benefited from the input and feedback that our shareholders provide us.

We urge you to vote FOR Proposal 2 - the advisory vote approving executive compensation.